                                                           EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of GE Financial Assurance Holdings, Inc. on Amendment No. 1 to Form S-3 (File No. 333-40159) of our report dated May 20, 1997, on our audits of the consolidated financial statements of First Colony Corporation and subsidiaries as of November 30, 1996 and December 31, 1995, and for the period from January 1 to November 30, 1996, and the years ended December 31, 1995 and
1994 which report is included in Form 10A. We also consent to the reference to our firm under the caption "Experts" in the registration statement on Form S-3.

                                                /s/ Coopers & Lybrand L.L.P.

                                                Coopers & Lybrand L.L.P.


Richmond, Virginia
March 17, 1998